Exhibit 23.4
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 15, 2005 relating to the financial statements of Covanta ARC Holdings, Inc. (formerly American Ref-Fuel Holdings Corp. and Subsidiaries) as of December 31, 2004 and 2003, for the year ended December 31, 2004, and the period from December 12, 2003 to December 31, 2003, which appears in Current Report on Form 8-K of Covanta Holding Corporation dated April 7, 2005. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Florham Park, NJ
May 12, 2006